EXHIBIT 10.1

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made and entered into as of the ___ day of _________ 2010, by and between CADIZ INC., and FENNER MUTUAL WATER COMPANY, on the one hand (collectively, “CADIZ”), and SANTA MARGARITA WATER DISTRICT (referred to herein as either “SMWD” or “Optionee”), on the other hand, with reference to the following facts and intentions:

RECITALS

A.           CADIZ owns and controls approximately 35,000 acres of land located in the Cadiz and Fenner valleys of San Bernardino County (the “Property”).

B.           Substantial quantities of percolating groundwater exist within the aquifer system underlying the Property that naturally migrates to the Bristol and Cadiz dry lakes and then is lost to evaporation, such that water that would otherwise be wasted can be conserved and made available for reasonable and beneficial use in accordance with modern sustainable groundwater management practices.

C.           Existing and potential aquifer capacity exists within the underlying aquifers that can be prudently used to store conserved and imported water for subsequent beneficial use.

D.           The County of San Bernardino has previously approved a Conditional Use Permit in 1993 authorizing the withdrawal of water for agricultural uses on the overlying land and CADIZ has made substantial investments in continuing its agricultural concern on up to 9,600 acres.

E.           CADIZ has acquired a 99-year right of way along an active railroad line from the Arizona & California Railroad to construct a pipeline and power line to convey water to and from the Property to the Colorado River Aqueduct (“CRA”).

F.           The Parties acknowledge and agree that other public water purveyors within six Southern California counties (Ventura, Los Angeles, Orange, Riverside, San Bernardino and San Diego) are evaluating their potential participation in the Program (as defined below) as potential purchasers of conserved water.

G.           The Parties intend to conserve groundwater and manage the available groundwater supply in accordance with the directives stated by the California Supreme Court in City of Los Angeles v. City of San Fernando (1975) 14 Cal.3d 199 thereby withdrawing any temporary surplus required to obtain optimal groundwater water levels and to manage extractions within the long-term safe annual yield.

H.           CADIZ will operate the Program on a long-term sustainable basis and in a manner consistent with its covenants to the Natural Heritage Institute so as to avoid unreasonable environmental harm as set forth in Exhibit “A” attached hereto.

I.           Prior to the initiation of environmental review, CADIZ will cause the preparation of a watershed analysis and technical evaluation of the water supply availability by a qualified national engineering firm which must demonstrate the potential for recovery of conserved water in quantities sufficient to meet the promised deliveries to the purchasers of conserved water.

J.           CADIZ is prepared to reserve up to a maximum of 10% of the conserved water and storage developed from the Property for reasonable and beneficial uses by public water purveyors within San Bernardino County.

K.           CADIZ desires to grant an option to the Optionee to acquire certain quantities of conserved water and storage capacity rights, and the Optionee desires to acquire such an option, subject to the terms and conditions of this Agreement.

L.           The method of delivery of water from CADIZ to the CRA, the potential that the Program may earn Intentionally Created Surplus Credits (“ICS Credits”) for MWD under federal law, the eligibility of the Program to receive state and federal grants, CADIZ’ offer to grant a portion of the available Storage to MWD, and the MWD Local Resources Program (“LRP”), all create potential opportunities for a direct and dollar-for-dollar reduction in the price of water to be made available by the Program as it is finally delivered to the purchasers of the conserved water.

M.           The Parties acknowledge that the final price for water, adjusting for other consideration, cannot be determined until several contingencies to the operation of the Program, including but not limited to the items set forth in Recital L above and as may be learned through environmental review, are satisfied.

N.           Notwithstanding the contingencies of environmental review and the availability of third party funding which may impact the as-received price for water to the purchasers of conserved water, CADIZ is willing to grant the rights to the Optionee as set forth in this Agreement.

O.           CADIZ intends to facilitate the implementation of this Agreement through the Fenner Mutual Water Company, a private non-profit water company, that will own or control various water, storage, easement and conveyance rights.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
THE PROGRAM

1.1 Program Summary.  The “Program” is defined and summarized in the attached Exhibit “B” and incorporated by this reference.

1.2 Definitions.  The following definitions shall apply.

(a)           “Annual Quantity” means the quantity of water that is made available by CADIZ through its intended water conservation program.

(b)           “Carry-Over Storage” means the use of unsaturated soils that provide available subsurface storage capacity to store water from year to year for subsequent withdrawal and delivery to Optionee.  Carry-Over Storage may be used to store imported or foreign water, provided that sufficient pipeline capacity exists to convey water from the CRA to the Property.

(c)           “Supplemental Storage” means the use of available subsurface capacity to store Conserved Water in the event that CADIZ is unable to or prevented from delivering Conserved Water to the CRA because there is insufficient capacity in the CRA, and is further defined in Section 2.2(d).

ARTICLE 2

OPTION

2.1 Option Consideration.  As consideration for the Option and as a condition precedent to the exercise of the Option, the Optionee must have first executed and be bound by mutually agreed terms whereby it will pay a fair portion of an expected environmental review costs (the “Environmental Cost Sharing Agreement”).  Optionee’s share of environmental review costs under the Environmental Cost Sharing Agreement attached hereto as Exhibit “A” will not exceed $125,000 without further written agreement between the Parties.

2.2 Grant of Option and Exercise Price.  Subject to the Optionee’s performance of its obligations hereunder and the execution of the Environmental Cost Sharing Agreement, CADIZ hereby grants to Optionee an option to acquire Conserved Water along with the following interests as set forth in Exhibit “C” (the “Price Schedule”) (collectively, the “Option”):

(a)           Conserved Water.  The Optionee shall have the option, but not the obligation to acquire up to 5,000 acre-feet per year of conserved water as an Annual Quantity Right (the “Initial 5K AF”).  The exercise price for the acquisition of the Initial 5K AF and the timing of such payments are set forth on the Price Schedule. Further, the Optionee shall have the option, but not the obligation, to acquire up to an additional 10,000 acre-feet per year of conserved water at the exercise price set forth on the Price Schedule (the “Additional 10K AF”) (collectively, the water acquired pursuant to this Section 2.2(a) being the “Conserved Water”).

(b)           First Fill Storage and Fill Water.  Upon Optionee’s exercise of its option for the Initial 5K AF, Optionee shall be entitled to 15,000 acre-feet of First Fill Storage and 15,000 acre-feet of Fill Water on a Space Available capacity through the Pipeline that delivers water to the CRA.  Optionee may re-fill any available First Fill Storage capacity with Carry-Over and Imported Water on the same terms as applicable to Carry-Over storage.  However, Optionee’s entire cost for the First Fill Storage and Fill Water shall be equal to $20 (in April 2010 dollars) per acre-foot per year (“Annual Management Obligation”) for 15,000 acre-feet unless Optionee, in its discretion, waives its re-fill right to First Fill Storage, in which case the Annual Management Obligation shall be assessed only on that quantity of water actually held in First Fill Storage.  If Optionee waives its rights to First Fill Storage, then it shall have no right to store any water other than Fill Water.  No losses will be assessed upon the Fill Water held in First Fill Storage.

(c)           Carry-Over Storage.  Upon Optionee’s exercise of its option for the Initial 5K AF, Optionee shall have the additional option, but not the obligation, to acquire additional Carry-Over Storage in accordance with the terms hereof:

(i)           Class A Carry-Over Storage.  Upon purchase of Class B Carry-Over Storage (as described below), Optionee shall be entitled to 5,000 acre-feet of Class A Carry-Over Storage on a Firm capacity and an additional 5,000 acre-feet of Fill Water that may be transported on a Space Available capacity through the Pipeline that delivers water to the CRA, at no charge.  No losses will be assessed upon water held in Class A Carry-Over Storage.

(ii)           Class B Carry-Over Storage.  The Optionee shall have the option, but not the obligation, to acquire up to 5,000 acre-feet of Class B Carry-Over Storage at the exercise price set forth on, and payable in accordance with, the Price Schedule.  No losses will be assessed upon water held in Class B Carry-Over Storage.  Upon acquisition of Class B Carry-Over Storage, the Optionee shall elect, in writing to CADIZ, whether it wishes to acquire firm or space-available pipeline capacity, which shall enable the Optionee to utilize the purchased Class B Carry-Over Storage in its discretion.

(d)           Illustrative Example.  By way of illustration, if Optionee exercises its Option to acquire the Initial 5K AF, Optionee is entitled to 15,000 acre-feet of First Fill Storage and 15,000 acre-feet of Fill Water at no additional cost with the exception of the Annual Management Obligation fees.  If Optionee further elects to exercise its option to acquire Class B Carry-Over Storage, Optionee will receive 5,000 acre-feet of Class B Carry-Over Storage and 5,000 acre-feet of Class A Carry-Over Storage.

(e)           Supplemental Storage.  In the event that CADIZ is unable to deliver or is prevented from delivering Conserved Water to the CRA because there is insufficient capacity to exchange or wheel the Conserved Water for beneficial use within Optionee’s service area, then CADIZ will provide storage capacity in sufficient quantity to retain and store the Conserved Water for the benefit of the Optionee (“Supplemental Storage”).  The Supplemental Storage will be made available free of charge to Optionee and for as long as there is insufficient capacity in the CRA for Optionee to receive delivery of the Conserved Water stored within the Supplemental Storage.  No losses will be assessed to Conserved Water held in Supplemental Storage.

(f)           Pipeline Capacity.  First Fill Storage shall include the right to transport Fill Water on a Space Available basis.  Class A Carry-Over Storage (if obtained through the purchase of Class B Carry-Over Storage) shall include the right to transport 5,000 acre-feet of any acquired Conserved Water through Class A Firm pipeline capacity to the CRA, at no extra cost to the Optionee.  Upon acquisition of Class B Carry-Over Storage, the Optionee shall elect, in writing to CADIZ, whether it wishes to acquire Class B Firm or Space Available pipeline capacity in accordance with the Price Schedule.

(g)           Administrative Fees.  Upon exercise of the Option (in whole or in part), the Optionee shall pay an annual storage administrative fee to CADIZ in accordance with the Price Schedule for the term of the exercised Option.

(h)           No Additional Fees.   CADIZ will not impose, and the Optionee will not be responsible for, any additional fees and costs, other than as expressly set forth in this Agreement and the Price Schedule.

(i)           Term of Exercised Option.  Upon exercise, the Conserved Water and Carry-Over Storage rights acquired through the Optionee’s exercise of the Option shall be for a term of fifty (50) years from the date construction of the Program is deemed complete and Conserved Water is made available for delivery to the CRA (the “initial term”).  In the event CADIZ fails to deliver to the Optionee the acquired Conserved Water as requested by the Optionee during the initial term for any reason (other than as a result of a force majeure), the initial term shall be extended by that number of years necessary to fulfill CADIZ’ obligation to deliver the acquired Conserved Water.  This means if the well-field fails to produce sufficient water to meet Optionee’s scheduled delivery request for Conserved Water, regardless of whether the Conserved Water is Annual Quantity or from Carry-Over Storage, the initial term of the Agreement will be extended for so long as necessary to complete the delivery.  In addition, the initial term of the exercised Option may be mutually extended by CADIZ and the Optionee by the Optionee’s transmittal of written notice (delivered no later than 36 months prior to the expiration of the initial term) of its intent to negotiate an extension of the term of an additional thirty (30) years no later than December 31, 2050.  Upon receipt of the written notice, the Parties will exercise good faith and reasonable best efforts to extend the term under mutually agreeable terms.

(j)           Cost Off-Sets. The final cost of water, as delivered by CADIZ and as received by the Optionee, may be subject to the resolution of state and federal grants applications, contracts for services, exchanges and other consideration that may be obtained from the state and federal government, MWD and other third parties (collectively “Cost Off-Sets”).  These Cost Off-Sets may substantially reduce the cost of water as delivered by CADIZ and as received by the Optionee.  The Parties recognize and CADIZ expressly agrees that any Cost-Off Sets will be applied as a dollar-for-dollar credit against some or all of the Program costs as may be requested by the Optionee so as to reduce the actual cost of Conserved Water delivered by CADIZ and as received by the Optionee, as more fully detailed in Exhibit “D” attached hereto.  Further, CADIZ acknowledges that the Optionee may elect in its sole discretion to participate in an alternative public financing of some or all of the capital costs attributable to conveying water to and from the Property to the CRA and that the final cost will be incrementally reduced to reflect this decision.

(k)           Effective Cost The adjusted cost of Conserved Water and Storage to the Optionee after accounting for the application of any Cost Off-Sets is the “Effective Cost” and is generally described in Exhibit “D”.  Specifically, following completion of Environmental Review for the Program, Optionee may elect on its own or in coordination with some or all of the other purchasers of conserved water, to assume complete responsibility for the design, financing, construction and operation of the pipeline that conveys water between the CRA and the Property.  The Effective Cost will reflect Optionee’s assumption of these costs.

2.3 Exercise Period.  The Option for acquiring the Initial 5K AF shall be exercisable for a period commencing upon the date of execution of this Agreement and continuing until 5:00 p.m. PST on the 60th day following the satisfaction of the condition precedent set forth in Section 2.4(b).  For acquiring the Additional 10K AF, such period shall not extend beyond the 30th day following the satisfaction of the condition precedent set forth in Section 2.4(b) (each and as applicable, the “Exercise Period”).  This Option, this Agreement and any rights accrued to the Optionee shall terminate immediately as to the Optionee, without further notice, if the Environmental Cost Sharing Agreement referenced in Section 2.1 terminates as to the Optionee pursuant to the terms thereof.

2.4 Conditions Precedent to Exercise of Option.  The obligations of the Parties shall be conditioned as follows:

(a)           Option Exercise.  The obligations of CADIZ under this Article 2 are conditioned upon the Optionee’s timely exercise of the Option pursuant to this Article 2 and performance of its obligations under the Environmental Cost Sharing Agreement referenced in Section 2.1.

(b)           Environmental Review and Approval.  The obligations of the Parties under this Article 2 are conditioned upon the completion of environmental review, as may be required under federal and state environmental resource protection laws and regulations and compliance with all other applicable law.  In the event litigation is commenced following the completion of the environmental review process, the Parties will meet and confer to determine whether the condition of environmental review and approval has been satisfied and whether to toll any applicable time periods under the Option while the litigation is unresolved.

(c)           ICS Credit. CADIZ and Optionee will make application for an ICS Credit, which if obtained, shall be shared equally (50/50) on a per acre-foot basis.  CADIZ and Optionee will coordinate their efforts in support of an application and will exercise good faith and reasonable best efforts to secure ICS Credits.

           (d)           LRP Credit.  Optionee may, in its discretion, apply for an LRP Credit from MWD by and through a MWD member agency and the value of the LRP Credit is presently estimated at $250 per acre-foot.  Upon request by Optionee, CADIZ will provide good faith assistance in support of Optionee’s application.

(e)           Purchase/Sale Agreement.  If SMWD elects under Article 2 to exercise the Option, the Parties will exercise reasonable best efforts to negotiate a definitive purchase and sale agreement that incorporates the terms of this Option Agreement, taking into account environmental review, the Parties’ collective efforts to secure potential financial off-sets and incentives, and other relevant considerations prior to approval of the Program (“Purchase and Sale Agreement”).

2.5 Exercise of Option.  Provided the Optionee has satisfied its respective obligations under this Agreement and the Environmental Cost Sharing Agreement to be negotiated concerning a fair apportionment of environmental costs, the Optionee may exercise the Option, in whole or in part as set forth above, in its sole and complete discretion by providing written notice to CADIZ within the Exercise Period.  If any part of the Option is not timely exercised or this Agreement is terminated, then CADIZ, in its sole and complete discretion and without notice to or approval from the Optionee, may allocate the unexercised portion of the Conserved Water, Carry-Over Storage rights, and pipeline (firm or space-available) capacity to any other person or entity.

2.6 Reversion.  In the event the Optionee withdraws from participation in the Program, all rights and interests previously held by the Optionee under the Option (exercised or otherwise) shall revert to CADIZ.  For purposes of this Section 2.6, “withdraws”shall mean any of the following:  (i) the Optionee’s failure to timely pay its obligations under the Environmental Cost Sharing Agreement; or (ii) the Optionee’s failure to complete its environmental review.

2.7 Other Covenants.  The Parties hereby agree further to the following covenants:

(a)           Conveyance and Distribution System.  The Parties intend to coordinate their efforts and to work constructively with Metropolitan Water District (“MWD”) and MWD member agencies to determine the most efficient method to achieve their objectives and to obtain access to the MWD conveyance and distribution system.  The Parties may coordinate their proposed conservation efforts with MWD to facilitate the generation of Intentionally Created Surplus Credits for the benefit of MWD.  In addition, in its complete discretion, CADIZ may offer an “in kind” contribution to MWD for the purpose of reducing the cost of conveying and exchanging water or otherwise reducing the cost of water delivered by CADIZ or as received by the Optionee.  If CADIZ makes such an “in kind” offer and MWD accepts, the Parties will exercise best efforts to negotiate equitable remuneration for CADIZ that fairly reflects the benefit that has been conferred by CADIZ on the other Parties.

(b)           Cooperation.  The Parties shall cooperate with each other and with other Primary and Secondary Participants for the purpose of obtaining all regulatory approvals, including, without limitation, an environmental review and compliance analysis and other state and federal approvals required to satisfy conditions necessary to implement the Program.

(c)           Suppliers and Contractors.  CADIZ will exercise good faith and best efforts to select companies based primarily within the Inland Empire to provide the materials and services that will be required to construct and operate any water related projects on the Property.

(d)           Environmental Betterment.  The Parties acknowledge the goal of a general “environmental betterment” whereby the Property and the operation of the groundwater bank will be evaluated for use in connection with providing water to beneficial environmental uses.  The Optionee hereby agrees to meet to-be-determined demand management strategies that will indirectly reduce stress on the San Francisco / San Joaquin Bay-Delta.

(e)           Solar Power.  CADIZ agrees to exert reasonable best efforts to provide solar power to operate the Program facilities.  The Program will be evaluated using both solar power and, in the event solar power is not available in sufficient quantity to operate the Program, then traditional forms of energy.

(f)           Most Favored Nation.  Notwithstanding any other provision of this Agreement, the Optionee has, in its sole and complete discretion, the right to elect the same price terms offered to any other purchaser of Conserved Water or Storage made available by CADIZ from the date of execution of this Agreement until CADIZ has executed binding definitive agreements for more than fifty (50) percent of the identified Program capacity to deliver Conserved Water.

(g)           Environmental Cost Reimbursement or Credit.  Subject to circumstances described in the Environmental Cost Sharing Agreement, Optionee may be eligible for a reimbursement of its costs paid pursuant thereto or a credit against the exercise of the Option hereunder.

2.8           Buy-In.  Notwithstanding anything herein, in lieu of exercising the Option, SMWD may elect in its complete discretion to negotiate with CADIZ for the acquisition of water, water rights, storage, storage rights, well-field capacity, pipeline capacity and real property interests owned or controlled by CADIZ (collectively “Buy-In”).  Upon request by SMWD, CADIZ and SMWD will exercise reasonable best efforts to negotiate a mutually agreeable Buy-In prior to completion of the environmental review process and the execution of a definitive Purchase and Sale Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by the Parties.  Each Party hereby makes the following covenants, representations and warranties to each other Party:

(a)           Authority.  It has the authority to enter into this Agreement and perform as set forth herein and therein.  This Agreement has been duly authorized by all required action.

(b)           No Violations.  The execution of this Agreement and performance of its obligations under this Agreement will not violate any contract, transaction, option, covenant, condition, obligation of undertaking of such Party, nor to the best of its knowledge, will it violate any law, ordinance, statute, order or regulation.

(c)           Enforceability.  This Agreement and all documents required hereby to be executed by such Party are and shall be valid, legally binding obligations enforceable against such Party in accordance with their terms.

ARTICLE 4

GENERAL PROVISIONS

4.1 Interpretation.  The provisions of this Agreement should be liberally interpreted to effectuate its purposes.  The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against either Party, as each Party has participated in the drafting of this Agreement and has had the opportunity to have their counsel review it.  Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa.  The word “including” means without limitation, and the word “or” is not exclusive.  Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Section of and the Exhibits attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto.

4.2 Notice.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly provided: (i) when transmitted via e-mail; (ii) seventy-two (72) hours after the writing is deposited in the mail system of the United States Postal Service prepaid for standard or certified mail return receipt requested; or (iii) at 4:59 p.m. PDST on the Business Day after the writing is deposited with a national overnight delivery service, e.g., Federal Express, DHL Worldwide Express or United Parcel Service, postage prepaid, with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.  Notices shall be directed as indicated below, or as may be changed or supplemented from time to time by the recipient Party by giving the other Party written notice in the manner stated above.

If to CADIZ:	CADIZ, Inc. 550 S. Hope Street, Suite 2850 Los Angeles, CA 90017 (213) 271-1600 (213) 271-1614 (facsimile) Attn: Scott Slater sslater@bhfs.com
If to Optionee:	Santa Margarita Water District 26111 Antonio Parkway Rancho Santa Margarita, CA 92688 (949) 459-6601 (949) 459-6463 (facsimile) Attn: John Schatz Jschatz13@cox.net

4.3 Date and Delivery of Agreement.  The Parties intend that this Agreement, upon execution, shall be deemed effective, executed and delivered for all purposes under this Agreement, subject to the conditions precedent set forth in Section 2.4.

4.4 Good Faith.  The Parties agree to exercise their commercially reasonable best efforts and good faith to effectuate all the terms and conditions of this Agreement.

4.5 Other Instruments.  Each Party shall cause to be executed any further documents reasonably necessary in the opinion of the requesting Party.  The requesting Party shall pay the cost of the further documents, except that each Party shall pay its own attorney fees.

4.6 Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns, except as restricted by this Agreement.  Notwithstanding the foregoing, the Option and SMWD’s rights hereunder shall not be assignable to any other person or entity without the express prior written consent of CADIZ, which shall be exercised in its sole discretion.

4.7 No Third-Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

4.8 Dispute Resolution.  The Parties shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation, involving, as and when appropriate, the general manager or chief executive officer of each of the Parties.  Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS.  If the Parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, either Party may request JAMS to appoint a single, neutral arbitrator.  The Parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of selection of the arbitrator.  In rendering the award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of California.  All discovery shall be governed by the CCP with all applicable time periods for notice and scheduling provided therein being reduced by one-half.  The arbitrator may establish other discovery limitations or rules.  The arbitrator shall have the authority to grant provisional remedies and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages.  The decision of the arbitrator shall be final, conclusive and binding upon the Parties, and either Party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision.  The losing Party shall pay all costs and expenses of the arbitration; provided, however, if neither Party is clearly the losing Party, then the arbitrator shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

4.9 Default.  The failure by either Party to perform its obligations under this Agreement, which continues for more than thirty (30) days after receipt of written notice from the other Party stating the existence and nature of such default (unless the default cannot be cured in said thirty (30) days, and in that event, if the defaulting Party fails to continuously and diligently remedy the default) shall constitute a default, which default shall entitle the other Party to terminate this Agreement at its option by notification to the defaulting Party.  Said termination option shall be in addition, not in lieu of, other rights and remedies of the nondefaulting Party under this Agreement and by law.

4.10 Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a Party to provide a waiver in the future except to the extent specifically stated in writing.  Any waiver given by a Party shall be null and void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.  No waiver shall be binding unless executed in writing by the Party making the waiver.

4.11 Attorney Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

4.12 Entire Agreement.  This Agreement and its exhibits is the entire understanding of the Parties. There are no other promises, representations, agreements or warranties by any of the Parties.  This Agreement may be only be amended or supplemented by a writing signed by all Parties.  Each Party waives its right to assert that this Agreement was affected by oral agreement, course of conduct, waiver or estoppel.

4.13 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.14 Authorizations.  All individuals executing this and other documents on behalf of the respective Parties certify and warrant that they have the capacity and have been duly authorized to so execute the documents on behalf of the entity so indicated.  Each signatory shall also indemnify the other Parties to this Agreement, and hold them harmless, from any and all damages, costs, attorney fees and other expenses, if the signatory is not so authorized.

IN WITNESS WHEREOF, the Parties have set forth their signatures as of the date first written above.

“OPTIONEE”	SANTA MARGARITA WATER DISTRICT By: ________________________________ Title:_______________________________
“CADIZ”	CADIZ INC. By: ________________________________ Title:_______________________________ FENNER MUTUAL WATER COMPANY By: ________________________________ Title:_______________________________

Exhibit A:                      Environmental Cost Sharing Agreement
Exhibit B:                      Program Summary
Exhibit C:                      Price Schedule
Exhibit D:                      Example of Effective Cost Range

EXHIBIT A

ENVIRONMENTAL COST SHARING AGREEMENT

[See Attached]

EXHIBIT B

PROGRAM SUMMARY

A groundwater banking operation on the Cadiz Property for the purpose of conserving water that is presently lost through evaporation from the Cadiz and Bristol Dry-Lakes and conjunctively managing imported surface water that is spread and stored for recovery.  The proposed project would make new and reliable water available for irrigation, solar, municipal water supply, environmental and other beneficial uses.

This Program may conserve, store and deliver to public water systems: (a) native groundwater water conserved by reducing controllable losses from the aquifer system and implementing prudent groundwater management strategies, and (b) water imported from outside the property (probably from the Colorado River) and percolated to actively recharge the aquifer.  The Program will be conducted consistent with prevailing groundwater management methodology governed by three primary principles: (a) Recharge and extraction of native and imported water within the Property will be conducted in a manner that achieves and then maintains optimal, long-term, safe (sustainable) yield and conjunctive use of water; (b) Management of the groundwater levels will not result in harm to the aquifers, or cause material adverse changes in water quality, differential land subsidence, or impairment of habitats dependent upon near-surface expressions of groundwater (such as phreatophytic vegetation, wetlands or surface stream flows); and (c) The banked water will directly and indirectly result in restoration of unrelated aquatic ecosystems currently impaired by water development.

The Program is intended to achieve environmental restoration benefits through the banking of imported water for active recharge and its use for environmental restoration purposes.

All native and imported water, whether conserved or stored, will be recovered and conveyed between the Cadiz Property and the CRA along an active railroad line right-of-way that Cadiz has acquired from the Arizona & California Railroad.

The proposed well-field and pipeline will be sized to accommodate the expected long-term recoverable yield of conserved water from the Fenner Valley and Orange Blossom Watersheds and foreign water that is stored in wet years and recovered in dry-years.

The initial term of the Program will be 50 years.

EXHIBIT C

PRICE SCHEDULE

A. Conserved Water	For Initial 5K AF - $775.001 per afy2
For Additional 10K AF - $975.003 per afy4

The per acre-foot per year is the complete and final cost for the delivery of water to the CRA.  There are no added costs for this service.

B. Supplemental Storage	$0

CADIZ will provide Supplemental Storage to Optionee without charge.  Supplemental Storage will be provided for the benefit of Optionee in the event CADIZ is unable to deliver or is prevented from delivering water to the CRA because there is insufficient capacity in the CRA to accept the Conserved Water.

C.           ICS Credits

CADIZ and Optionee will share the benefit of any ICS Credits that are obtained equally (50/50) on a per acre-foot basis.  This means that if an ICS Credit is earned for the 5,000 acre-feet purchased by Optionee, CADIZ and Optionee will equally shared the compensation attributable or fairly apportioned to that 5,000 acre-feet.

D.           Price Reductions

Further reductions in the price of Conserved Water may occur from applications from state and federal grants applications, contracts for services, exchanges of storage, Conserved Water and other consideration that may be obtained from the state and federal governments, MWD and other third parties (collectively, “Cost Off-Sets”).  These Cost Off-Sets may reasonably reduce the cost of water as delivered by CADIZ to the CRA as provided in Exhibit “D” as well as further reductions in cost being obtained and applied for the benefit of the Optionee after the delivery of water to the CRA and prior to the Conserved Water being received by the Optionee.  The Parties recognize and CADIZ expressly agrees that any Cost Off-Sets will be applied as a credit against some or all of the Program costs as may be requested by the Optionee so as to reduce the actual cost and the purchase price of Conserved Water delivered by CADIZ and as received by the Optionee.  (See Exhibit “D”).

E.           Storage

1. First Fill Storage (1 unit of 15,000 acre-feet)	**5
2. Class A Carry-Over Storage (1 unit of 5,000 acre-feet)	**6
3. Class B Carry-Over Storage (1 unit of 5,000 acre-feet)	$1,500.007 per af
4. Supplemental	No Charge8

F.           Pipeline Capacity9

1. Class A Firm (1 unit of 5,000 acre-feet)	**10
2. Class B Firm (per units of 5,000 acre-feet)	$2,400.0011 per af12
3. Space Available Use	TBD13
4. First Fill Space Available	**14

G.           Annual Storage Administration Fee

1. First Fill Storage Capacity	$20.0015 per af (subject to Section 2.2(b))
2. Class A and B Carry-Over Storage Capacity	$20.0016 per af
3. Supplemental Storage	$0

EXAMPLE

If SMWD exercises its option to purchase 5,000 acre-feet per year of Conserved Water, it will receive 15,000 acre-feet of First Fill Storage and 15,000 acre-feet of Fill Water on a space available pipeline capacity at no additional cost excepting the Annual Management Obligation described in Section 2.2(b).  Further, if SMWD elects to purchase 5,000 acre-feet of Class B Carry-Over Storage, it will receive 5,000 acre-feet of Class A Carry-Over Storage at firm capacity without paying additional compensation.  The Optionee would then make an election as to whether it wished to purchase additional Firm capacity or elect to move a portion of its Conserved Water on a Space Available basis.

Conserved Water – Initial 5K AF	Paid Upon Delivery of Water to Canal or Carry-Over Storage	$775 Per AFY subject to a 5% cap on annualized escalation (see fn 1 and 2) prior to Cost Off-Sets.
Conserved Water – Additional 10K AF	Paid Upon Delivery of Water to Canal or Carry-Over Storage	$975 Per AFY subject to a 5% cap on annualized escalation (see fn 3 and 4) prior to Cost Off-Sets.
Supplemental Storage	No Charge	No Charge
First Fill Storage	Upon Exercise of Initial 5K AF	No Charge, excepting Annual Management Obligation
Class A Carry-Over Storage	No Charge upon acquisition of Class B Carry-Over Storage	$0
Class B Carry-Over Storage	Paid Upon Project Approval17	$7.5 million18 for 5,000 af of storage capacity
First Fill Water – 15,000 acre-feet	Dedicated Upon Project Approval	$0
Class A Pipeline Capacity	Paid Upon Project Approval	$0 Firm
Class B “Firm” Pipeline Capacity	Paid Upon Project Approval	$12 million19 per 5,000 af of storage
Class B “Space Available” Pipeline Capacity	Paid Upon Actual Use of Pipeline Capacity	Buyer pays actual incremental cost to Cadiz plus a share of pro-rated capital to reimburse the costs of those parties holding firm capacity.

Accordingly, by way of example and without commitment, if SMWD exercised its option for 5,000 acre-feet of the Initial 5K AF and also exercised its option to acquire Class B Carry-Over Storage at Firm Capacity, SMWD would be entitled to 25,000 acre-feet of Storage (i.e., 15,000 First Fill Storage plus 5,000 Class B acquired plus 5,000 Class A) of which 10,000 would be at Firm Capacity and 15,000 at Space Available Capacity, resulting in a total up-front cost of $19.5 million with an annual charge of $775 for the water and an ongoing maintenance charge of $20 per acre-foot.  The decision to purchase Space Available Pipeline Capacity would reduce the upfront costs by $12 million so that a total of $7.5 million would be due and payable for the purchase of Class B Carry-Over Storage.  However, the purchaser would then pay both CADIZ’ incremental cost in transporting the water, if any, and a share of pro-rated capital costs.  Note all dollar amounts are stated in April 2010 dollars.

1 April 2010 dollars.

2 Subject to a 5% cap on average annualized escalation.

3 April 2010 dollars.

4 Subject to a 5% cap on average annualized escalation.

5 Made available

6 Made available upon purchase of Class B Carry-Over.

7 April 2010 dollars.

8 Made available.

9 Charges may be subject to Cost Off-Sets as provided in C. and D. above.

10 Made available with Class A Carry-Over.

11 April 2010 dollars.

12 LOI quotes at $12 million per 5,000 af.

13 Actual incremental cost plus a reasonable share of pro-rated capital.

14 Made available.

15 April 2010 dollars.

16 April 2010 dollars.

17 The approval of the Project by the Lead Agency.

18 April 2010 dollars.

19 April 2010 dollars.

EXHIBIT D

EXAMPLE OF EFFECTIVE COST RANGE

(in April 2010 dollars)

COST OF INITIAL 5K AF	$775

ICS Credits	($200)

Sub Net	$575

LRP Funding	($250)

Net of Combined Credits	$325

COST OF WHEELING	$314

RANGE OF AS DELIVERED PRICE TO MWD MEMBER AGENCY: $639-$1089